FOR IMMEDIATE RELEASE	Contact:	Jim Delamater
President & CEO
Northeast Bancorp

Northeast Bancorp Announces 1st Quarter Earnings & Dividend,
Increase Over Same Period Last Year

Auburn, Me 10/23/03-Northeast Bancorp (AMEX "NBN") announced that earnings for the first quarter ended September 30, 2003 were $916,381, or $0.35 per diluted share. Earnings for the same period last year were $906,939, or $0.34 per diluted share. Management noted that the results were in line with expectations. In addition, the company announced that the Board of Directors had declared the regular quarterly dividend of $0.09 per share, payable on November 22, 2003 to shareholders of record as of the close of business on October 31, 2003. As previously announced, this dividend represents an increase of $0.01 per share, or 12.5%. Annually, the dividend paid increased to $0.36 per share. Northeast Bancorp trades on the American Stock Exchange with approximately 2.5 million shares outstanding and a book value per share of $14.32 as of September 30, 2003. The Company continues to be well capitalized and has expressed a desire to increase or maintain a sufficient amount of capital that will allow it to pay a fair dividend return, to continue the regular repurchase of its shares, and to support the overall asset growth of the franchise.

For the quarter ended September 30, 2003, Northeast had total loans of $381 million, total assets of $472 million, total deposits of $313 million, and shareholders' equity of $37 million. Northeast derives its revenue from a combination of traditional banking services such as loans, deposits and trust services, as well as fee based services from investment brokerage, insurance, and personal and business planning services. Northeast continues to increase the number of products sold per household and believes that the combination of income diversity and increased revenue per household will lead to an increase in the value of the franchise and the ongoing development of long-term, mutually profitable relationships with customers.

Northeast remains dedicated to its mission of becoming a "one stop" source for virtually all of their customer's financial needs, and remains committed to expanding its customer base throughout its market area through the delivery of services focused on individual customer's needs.

Jim Delamater, President & CEO commented, "We are pleased with the overall growth and development of our organization. We are also proud of our ongoing commitment toward the development of additional sources of revenue and product offerings, as well as the enhancement of our technology and infrastructure. Although our investment in additional human and physical resources, our dedication to an asset sensitive interest rate risk position, and the maintenance of quality credit standards has and will continue to have an adverse impact our short term earnings, we believe that this strategy will enhance shareholder value in the long-term. In particular, we expect that our ability to offer a vast array of financial products and services to new and existing customers will result in the long-term growth of our revenues."

Northeast Bancorp is the holding company for Maine-based Northeast Bank, founded in 1872, which operates from 13 locations throughout western, central, southern and mid-coastal Maine. Northeast Bank, together with its wholly owned subsidiary, Northeast Financial Services, and other affiliations provides its consumer and business customers with a comprehensive array of financial services. We believe Northeast Bank is unique in its marketplace because it does not limit its product offerings to its own proprietary products; but, instead focuses on the customer and delivers quality "needs-based" advice that seeks to match the client's personal goals and objectives with the actual product delivered.

The headquarters for Northeast Bancorp is located at 158 Court Street, in Auburn, Maine. Northeast management encourages present and prospective shareholders to contact Jim Delamater, President & CEO, if they wish to discuss the Company and its products in general, services or ongoing efforts to promote and develop shareholder value. Management also suggests that any person interested in utilizing the services of Northeast Bancorp and its subsidiaries, or in learning more about the Company should access its web site at www.northeastbank.com.

NORTHEAST BANCORP
(Dollars in Thousands, Except Per Share and Shares Outstanding Data)

	Three Months Ended
	September 30,		%
	2003	2002	Change
Selected financial information

Income statement data:

Interest income	$ 6,631	$ 7,440	-11%
Interest expense	3,023	3,692	-18%
Net interest income	3,608	3,748	-4%
Provision for loan losses	240	225	7%
Net interest income after provision for loan losses	3,368	3,523	-4%
Gain on sale of loans	431	119	262%
Gain on securities	51	183	-72%
Other noninterest income	1,016	732	39%
Noninterest expense	3,528	3,176	11%
Operating income before income tax	1,338	1,381	-3%
Income tax expense	422	474	-11%
Net income	$ 916	$ 907	1%

Per share data:
Basic earning per common share	$ 0.36	$ 0.34	6%
Diluted earnings per common share	$ 0.35	$ 0.34	3%
Weighted average shares outstanding:
Basic	2,581,335	2,647,924	-3%
Diluted	2,632,708	2,686,789	-2%

Book value per share	14.32	13.43
Tangible book value per share	13.96	12.98

Net interest margin	3.28%	3.57%
Net interest spread	2.97%	3.12%
Return on average assets (annualized)	0.78%	0.83%
Return on equity (annualized)	9.98%	10.23%
Tier I leverage ratio (Bank)	8.79%	8.63%
Tier I risk-based capital ratio (Bank)	10.68%	11.04%
Total risk-based capital ratio (Bank)	10.99%	11.67%
Efficiency ratio	69%	66%
Nonperforming loans	2,015	1,551
Total nonperforming assets	2,146	1,995
Nonperforming loans as a % of total loans	0.53%	0.40%
Nonperforming assets as a % of total assets	0.45%	0.44%

	September 30,		%
	2003	2002	Change
Balance sheet highlights:

Investment securities	$ 47,117	$ 19,542	141%
Loans	381,421	384,327	-1%
Total assets	472,335	455,983	4%

Deposits:
NOW and money market	75,849	95,966	-21%
Savings	28,343	22,296	27%
Certificates of deposits	136,247	145,666	-6%
Brokered time deposits	38,829	20,843	86%
Noninterest-bearing deposits	33,584	30,077	12%
Total deposits	312,852	314,848	-1%

Borrowings	90,068	92,379	-3%
Shareholders' equity	37,009	35,573	4%

Shares outstanding	2,584,577	2,649,212	-2%